Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Mercer International Inc. of our report dated March 12, 1997,included in the Form 10-K of Mercer International Inc. for the year ended December 31, 1996.


/s/  Peterson Sullivan P.L.L.C.
Peterson Sullivan P.L.L.C.
Seattle, Washington
October 15, 1997





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